Exhibit 10.18

Home Stay Management Entrustment Agreement

This home stay management entrustment agreement (hereinafter referred to as the “Agreement”) was executed on April 25, 2024 (hereinafter referred to as the “Effective Date”) by the following parties:

1.	Hsu, Sheng Yu (the person in charge of the home stay, hereinafter referred to as the ‘Principal’); and

2.	Owlstay Inc. (hereinafter referred to as the “Manager Company”)

WHEREAS:

1. The Manager Company has the capability, experience, and team with a proven track record in the operation, property management, and marketing of the accommodation industry. The Principal intends to appoint the Manager Company to operate the home stay.

2. The Manager Company possesses the commercial brand, image, design, popularity, website, intellectual property rights, etc. (hereinafter referred to as the “IP”) of the accommodation industry; and the Parties intend that the Principal is authorized by the IP in respect of the operation of the Management Subject (as hereinafter defined).

Therefore, for the reasons stated above and for the express purpose of defining the rights and obligations of the parties hereto, the parties hereby execute this Agreement and agree as follows.

Article 1 Subject of the Entrustment

The Principal provides the following property, related facilities interior equipment, etc. (hereinafter referred to as the ‘Management Subject’) of its currently registered home stay to be entrusted to the Manager Company for operation and management:

1.Home Stay Name: Jiufen Green Light Home Stay

Home Stay Address: [***]

Article 2 Term of Entrustment

1.	The term of the entrusted operation and management shall begin on May 1, 2024, and end on April 30, 2029.

2.

The Principal agrees that the Management Company shall have a right of first refusal for the renewal or replacement of this Agreement. The Principal shall notify the Manager Company of the terms and conditions proposed by a third party. If the Manager Company agrees to such terms and conditions, the Principal shall offer the Manager Company the opportunity to agree on the same or substantially similar terms and conditions.

3.	The Principal shall cooperate with the Manager Company in the renewal, negotiation, or execution of the new agreement.

Article 3 Scope of Entrustment

The Principal shall provide the Management Subject, and the Manager Company shall be responsible for its operation and management. The scope of the management and operation entrustment includes, but is not limited to, the following:

1.

The Principal hereby entrusts the Manager Company full authority to operate and manage all operational matters related to the Management Subject and grants the Manager Company exclusive rights to such operations. During the term specified in the preceding clause, the Principal shall not reassign or grant any part or all of these rights to any other party.

2.	The Manager Company shall assign its team and personnel to operate and manage the Management Subject and shall carry out all daily operational matters;

3.

Any requirements for the further hiring and management of home stay staff, including but not limited to recruitment, training, supervision, and guidance, shall also be the responsibility of the Manager Company;

4.	The Manager Company shall be responsible for the decision-making and execution of marketing strategies for the Management Subject;

5.	The Manager Company shall be responsible for determining the operational policies and pricing for the Management Subject;

6.	Installation, safety maintenance, and management of the environment, facilities, and equipment related to the Management Subjects;

7.

The Principal shall, when necessary, assist the Manager Company in complying with relevant regulations and procedures related to the Management Subject, including but not limited to cooperating with administrative inspections and audits, providing necessary application and registration documents, and authorizing the Manager Company to act as its procedural agent;

8.	The Management Company shall be responsible for managing the actual financial flow related to the Management Subject, including the collection and disbursement of funds;

9.	Design and renovation of the Management Subject;

10.	Maintain the furniture and painting specifically borrowed by the Principal within the Management Subject (Attachment 1), and any other matters as agreed upon by the Parties.

Article 4 Fees and Royalties

1.	The Principal shall pay the following management fees, royalties, and other expenses to the Manager Company:

1.

Management fees and royalties: Unless otherwise specified in this Agreement, starting from the commencement of operations, the Principal shall pay eighty percent (80%) of the monthly gross revenue (including taxes) of the Management Subject as management fees to the Manager Company. Any surplus remaining from the monthly gross revenue (including taxes) after deducting the Monthly Guaranteed Fee (including taxes, as defined below) and management fees shall be considered royalties and shall belong to the Manager Company.

2.	Other management-related expenses shall be reimbursed based on actual costs incurred. Manager Company shall submit monthly invoices to the Principal for these expenses.

3.	The management fees and monthly royalties payable by the Principal shall be prorated for any incomplete month based on the number of days in that month.

2.

The Manager Company should ensure that the Principal’s monthly revenue from the Management Subject, after deducting the management fees, royalties, and other fees specified in the paragraph 3 hereof, should not fall below the amount set forth below (hereinafter referred to as the “Monthly Guaranteed Fee”).

1.	From May 1, 2024, to April 30, 2030, the Monthly Guaranteed Fee shall be no less than NT$107,800 (including taxes) per month;

2.

If the Principal, in accordance with the article 2, paragraph 3, entrusts the Manager Company with the operation and management of the aforementioned area of the Management Subject, the amount specified in the first clause of this paragraph and the preceding paragraph shall be adjusted to NT$107,800 (including taxes) starting from the month following the 30th day after the transfer of that part of the building to the Manager Company, and continuing until April 30, 2030.

3.	The parties agree that the Management Company may directly deduct the management fees, royalties, and other fees from the Principal’s monthly revenue generated from the Management Subject.

3.

The Manager Company shall settle the income, management fees, royalties, and other expenses related to the Management Subjects with the Principal monthly, and shall issue invoices or receipts to the Principal under applicable laws.

4.

If a portion of the Management Subject is lost during the term of this Agreement for reasons not attributable to the Management Company, the Management Company may, based on the portion that has been lost, negotiate an adjustment to the management fees with the Principal. If the Management Company is unable to fulfill the objectives of the entrusted operation with respect to the remaining portion of the Management Subject, it may terminate the Agreement.

5.

During the term of the Agreement, the Principal shall bear the property tax and land value tax. The Management Company shall be responsible for utility costs, including water, electricity, and gas. Should the Principal incur additional expenses for business tax and profit-seeking enterprise income tax as a result of this agreement, the Management Company shall reimburse the Principal for the equivalent amount.

6.	The Management Company shall remit the Monthly Fee to the bank account designated by the Principal, on or before the 1st day of each month, without delay or refusal for any reason:

Bank Name: [***]

Account Name: [***]

Account Number: [***]

Article 5 Deposit

The Manager Company shall pay a deposit of NT$215,600 to the Principal concurrently with the signing of this Agreement. The Principal has received NT$200,000 as deposit, the Manager Company should make up NT$15,600. The Deposit shall be returned to the Manager Company upon the expiration of the term of the entrustment, or upon the termination, cancellation, or judicial declaration of invalidity of this Agreement, following the handover of the property by the Manager Company, except the Deposit may be deducted for any outstanding amounts due, delays in handing over the property, or costs related to the disposal of waste.

Article 6 Obligations

The obligations of the Manager Company are as follows:

1.

Except as otherwise provided in this Agreement, the Management Company shall use the Management Subjects solely for the purposes and within the scope specified in this Agreement. The Management Company shall not alter the purpose or sub-entrust the Management Subjects without the prior consent of the Principal.

2.	The Management Company shall not store explosive or flammable materials within the Management Subjects.

3.

The Manager Company may undertake modifications to the Management Subjects under relevant laws and regulations, ensuring that structural safety is not compromised. Upon returning the property, the Management Company should return it in the current status.

4.	Repair responsibility:

1.

The Management Company shall be responsible for the maintenance of ancillary and safety equipment associated with the property throughout the management period. If such equipment becomes damaged, worn, or depreciated due to normal use, the Management Company may determine by itself whether to effectuate repairs. If the Management Company decides to undertake such repairs, it should bear all associated costs at its own expense.

2.	If the Management Company causes damage to the Management Subjects due to intentional acts or gross negligence, the Management Company shall be liable to compensate the Principal for any damages.

3.	The Management Company shall be responsible for any infringement of third-party rights resulting from its operation and management of the Management Subjects.

4.

Except for issues attributable to the Management Company, the Principal shall be responsible for the repair of any structural defects in the building (including but not limited to water leakage and cracks caused by earthquakes). If the Principal fails to complete the repairs or fails to repairs within 30 days from the date of notice from the Management Company, the Management Company can arrange repairs by a third party at its own expense. The cost of such repairs shall be deducted from the next payment of the Monthly Guarantee Fee. If the subsequent Monthly Guarantee Fee is insufficient to cover the full cost of repairs, the Management Company may continue to deduct the outstanding amount from subsequent Monthly Guarantee Fee payments until the full amount of the repair costs has been recovered.

5.

The collection, processing, and use of traveler registration data shall comply with the relevant provisions of the Personal Data Protection Act. However, the Management Company may use such data for research, analysis, operational, and marketing purposes, and may apply it to lodging operators managed or operated by other management companies.

6.	The Management Company shall be responsible for maintaining environmental cleanliness, rubbish collection and sanitization of the Management Subject.

7.

Upon the expiration or termination of this Agreement, the Management Company shall promptly deregister the relevant business registration (This will be determined when the Management Company submits the documents to the relevant government agencies) and return the Management Subjects. If the Management Company fails to do so without a reasonable cause, the Principal may continue to impose the Monthly Guarantee Fee for each month of delay.

8.

Upon the expiration or termination of this Agreement, the Management Company shall be responsible for the removal of any remaining items. Should the Management Company fail to remove these items within a reasonable period after receiving a reminder from the Principal, such items shall be deemed waste and may be disposed by the Principal.

9.

The Principal acknowledges and agrees that all intellectual property rights (including but not limited to patents, copyrights, trademarks, and trade secrets) related to this Agreement are owned by the Management Company. The Principal agrees not to use such intellectual property rights if this Agreement is invalidated, terminated, canceled, or otherwise discharged. Furthermore, the Principal acknowledges that the Management Company’s management model, business model, proprietary information, customer analysis data, literature, marketing materials, content, strategies, financial information, pricing strategies, and operating conditions (including but not limited to housing rates) are the exclusive assets of the Management Company and are considered confidential. The Principal shall not use or share the above with any third party without the prior written consent of the Management Company.

10.

If the Principal, the Management Company, or the Management Subject is subjected to penalties or fines imposed by the competent authorities during the term of this Agreement, the Management Company shall be responsible for paying such fines.

Article 7 Transfer of Ownership of the Management Subject

1. The Principal undertakes and guarantees that in the term of entrustment, it will ensure even if the Principal transfers the ownership of the Management Subjects to a third party, this Agreement will continue to exist for the assignee.

2. If the Principal violates the preceding paragraph, it shall compensate for the remaining term as stipulated in Article 4 of this contract: (1) monthly management fees, and (2) monthly royalties (calculated based on the average royalties in the 12 months before the contract is terminated) to the Management Company, and the Management Company does not need to pay the Monthly Guarantee Fee to the Principal for the remaining contract period.

Article 8 Early Termination of the Agreement

1. Except as otherwise stipulated in this Agreement, the Principal cannot terminate the Agreement before the expiration of the entrustment term, unless the Management Company is in arrears with the Principal for the Monthly Guarantee Fee for at least two months or the Management Company breaches the obligations specified in the article 7, and fails to remedy such breach within a reasonable period after being given written notice and an opportunity to cure the default by the Principal.

2. If the Management Company intends to terminate this Agreement early, it must notify the Principal two months before the termination and compensate the Principal with an amount equivalent to one Monthly Fee. The Principal shall return the deposit without interest in accordance with the article 6.

Article 9 Default Liability

Unless otherwise provided herein, if either party (hereinafter referred to as the “Defaulting Party”) breaches this Agreement or fails to perform any of the undertakings specified in the terms and conditions hereof, the other party (hereinafter referred to as the “Non-Defaulting Party”) shall issue a written notice to the Defaulting Party, demanding the performance of its obligations or the rectification of the breach within thirty (30) days. If the breach is not remedied or cannot be remedied within this period, the Non-Defaulting Party may terminate this Agreement and claim damages for any losses.

Article 10 Severability

If any provision of this Agreement is contrary to law or is deemed not legally binding and is held to be invalid, the remainder of this Agreement shall remain in force.

Article 11 Dispute Resolution

In the event of a dispute arising out of this Agreement, the parties agree to negotiate in good faith. If the negotiation fails, the parties may resolve the dispute as follows:

1.	The parties may apply for mediation to the mediation committee of the relevant township or district.

2.	Request mediation or file a lawsuit in the court where the Management Subject is located.

Article 12. Miscellaneous

1.

This Agreement constitutes the entire agreement among the Parties hereto and supersedes all other prior agreements, both written and oral. This Agreement shall not be changed without the written consent of both parties.

2.	The paragraph 9, article 7 and the article 10 of this Agreement shall survive the invalidity, expiration, termination, cancellation, or rescission of this Agreement.

3.	This Agreement shall be governed by the laws of the Republic of China.

4.	Any matters not specified in this Agreement shall be governed by and handled under the applicable relevant laws and regulations.

Article 13 Counterparts

This Agreement has been executed in two duplicate originals, and each party shall retain one original copy of the Agreement.

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(Sign page)

OwlStay Inc.

/s/ Hsu, Sheng Yu Name: Hsu, Sheng Yu ID: [***] Address: [***] Date: 2024.4.25	/s/ Wang, Chun-Kai Name: Wang, Chun-Kai Title: Chairman Address: [***] Date: 2024.4.25